EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made and entered into as of June 1, 2005 (the “Employment Agreement”), between CHURCHILL DOWNS INCORPORATED, a Kentucky corporation (“Company”) and William C. Carstanjen (“Carstanjen”).

    1.        Employment. Pursuant to this Employment Agreement, the Company shall employ Carstanjen, and Carstanjen shall accept employment, in the capacity of Executive Vice President, General Counsel and Chief Development Officer of the Company reporting to the President and Chief Executive Officer of the Company, except, where applicable, reporting to the Board of Directors or a committee thereof. Carstanjen and the Company hereby agree that July 5, 2005 is the date on which Carstanjen’s employment shall begin (the “Effective Date”). Carstanjen shall exert his best efforts and devote his full time and attention to the business and affairs of the Company. Carstanjen shall have all powers and responsibilities attendant to the position of General Counsel and Chief Development Officer assigned to him or delegated to him by the Company’s President and CEO (the “CEO”). The duties and responsibilities of said position may be described in a position description mutually acceptable to him and the CEO; provided that said position shall, in any case, include (x) those normal and customary duties associated with a position of general counsel (including managing the day to day activities of the legal department, compliance, regulatory reporting and advising the Board of Directors on governance issues), (y) responsibility for planning and managing the Company’s business development activities and (z) serving on the Management Committee of the Company.

    2.        Compensation and Perquisites.

    A.              Salary. As compensation for the services rendered by Carstanjen hereunder, the Company shall pay to Carstanjen a base salary of $320,000 a year, payable in accordance with the Company’s standard payroll procedures. The base salary shall be prorated in 2005 based upon the proportion of the year remaining as of the Effective Date. Salary adjustments, if any, shall be made, in the discretion of the Compensation Committee of the Board of Directors, at any time but will normally occur on February 1 of each year in accordance with standard Company policy and in no event may Carstanjen’s base salary be reduced below the annualized base salary paid in the preceding year. All payments and other compensation to Carstanjen shall be subject to applicable withholding.

    B.              Expenses. The Company will reimburse Carstanjen for all reasonable and necessary travel and other out-of-pocket expenses incurred by him in the performance of his duties. The Company will pay Carstanjen’s reasonable travel and entertainment expenses and other reasonable expenses incurred on behalf of the Company’s business. Carstanjen shall present to the Company on a timely basis from time to time an itemized account of such expenses in such form as may be required by the Company. The reimbursement of such expenses shall be subject to the customary policies of the Company.

C. Automobile. The Company will provide Carstanjen with an automobile allowance of $900 per month.

D. Dues. The Company will pay for Carstanjen’s dues (excluding any initiation fee) for any one country club.

    E.              Moving Expenses. The Company will pay to Carstanjen his reasonable moving expenses actually incurred (the “Relocation Expenses”) which includes but is not limited to, transportation costs, cost of relocating household goods, dislocation allowance, temporary housing, sales expenses relating to home (including any commissions due to any real estate agent in connection with the sale or purchase of a house), living allowances and the gross up of such expenses to cover tax liability incurred by him in connection with his relocation to Louisville, Kentucky. Carstanjen will use Berger Allied for the relocation of household goods. Carstanjen shall present to the Company an itemized account of such expenses. The Company and Carstanjen each agree to use all reasonable efforts to keep such Relocation Expenses at or below $150,000; provided that the Company remains responsible for all Relocation Expenses in excess of $150,000 in accordance with the first sentence of this Paragraph. Carstanjen represents to the Company that he intends to place his Connecticut home for sale as soon as reasonably practicable and to relocate himself and his family in a newly purchase home in the Louisville area as soon as reasonably practicable. The Company represents that it intends to use the Buyer Value Option “BVO” Program.

    3.        Employee Benefits.

    A.              Employee Stock Purchase Plan. Carstanjen shall be entitled to participate in the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plan.

    B.              Restricted Stock Plan. Carstanjen shall be entitled to participate in the Restricted Stock Plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plan. Carstanjen shall receive an initial stock grant of 5,500 shares of restricted stock, on the Effective Date, which will vest in five years in accordance with the terms of the Restricted Stock Plan. In addition, Carstanjen shall, subject to the terms and conditions of the Restricted Stock Plan, be awarded no less than 5,500 shares of restricted stock in November 2005 as part of the annual long-term incentive awards to key executives.

    C.              Medical and Life Insurance. Carstanjen will be eligible to participate in the Company’s health plans, disability plans and group life insurance plans on the same basis as generally offered to other full-time employees and executives of the Company. The Company acknowledges that Carstanjen seeks to obtain approximately $3,000,000 of additional life insurance and disability coverage, at his own cost, and the Company agrees to reasonably assist Carstanjen in good faith to obtain such coverage as of the Effective Date.

    D.              Incentive Compensation Plan. Carstanjen shall be entitled to participate in the Churchill Downs Incorporated (1997) Incentive Compensation Plan, as amended, subject to and on a basis consistent with the terms, conditions and overall administration of such plan. Under the terms of such plan, Carstanjen’s Target Award (as defined in such plan) for 2005 shall be set at 60% of base salary. Carstanjen’s award for 2005 is guaranteed to be no less than 60% of his annualized base salary without any pro-ration due to time of employment. This amount is to be paid in March 2006.

    E.           Section 401(k) Profit Sharing Plan. Carstanjen shall be entitled to participate in the Churchill Downs Incorporated’s Section 401(k) Profit Sharing Plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plan.

    F.           Other Plans and Programs. Carstanjen will be eligible to participate in all other plans and programs offered to employees and executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, including, without limitation, the Deferred Compensation Plan, the Stock Purchase Plan, the Disability Plan and the Group Life Insurance Plan; provided that, in some instances, Carstanjen will not be able to participate in such plans until he has completed the required term of employment as required under the terms of such plans.

    4.        Vacation. Carstanjen shall be awarded paid time off (PTO) consistent with the Company’s established policy as amended from time to time.

    5.        Termination.

    A.           By Company. The Company may terminate Carstanjen’s employment at any time, for any reason. In the event Carstanjen is terminated by the Company without just cause or in the event of a Constructive Termination, the Company covenants the following (the “Termination Benefits”);

    i.            the Company shall pay Carstanjen twenty-four month’s base salary (at the base salary then in effect unless a reduction in base salary is the basis for a Constructive Termination, in which case, the base salary then in effect immediately prior to such reduction),

    ii.            the Company shall pay Carstanjen any pro rata annual bonus for the year in which Carstanjen’s termination occurs based, at a minimum, on the Target Bonus (as defined in the Incentive Compensation Plan), subject to the Company’s accomplishment of the Threshold Company Goal under the Incentive Compensation Plan,

iii. the Company shall pay Carstanjen the balance of any annual or long-term cash incentive awards, if any, earned (but not yet paid) subject to the terms of the applicable plan or program,

iv. any equity based award shall be governed by the applicable plan or program (except as set forth in item (v) below),

    v.            the Compensation Committee of the Board of Directors shall terminate any restrictions set forth pursuant to Section 8(a) of the Restricted Stock Plan or otherwise contained in the instruments evidencing the granting of restricted stock such that there is no “Restriction Period” (as defined in the Restricted Stock Plan) applicable to shares granted to Carstanjen under the Restricted Stock Plan, and

    vi.            the Company shall permit Carstanjen to continue to participate in all other employee benefits programs in which Carstanjen participated, in each case, from the date of termination until the six month anniversary thereof, with the exception of the Churchill Downs Incorporated’s Section 401(k) Profit Sharing Plan, the 2005 Churchill Downs Incorporated Deferred Compensation Plan and the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan; provided however, that the Company’s obligations under this Subparagraph (vi) shall be reduced or eliminated, as applicable, to the extent Carstanjen receives similar coverage and benefits under plans and programs of a subsequent employer.

    It is stipulated that any payments made in accordance with the foregoing shall be paid to and received by Carstanjen as liquidated damages for the unlawful termination of his employment and not as a penalty and Carstanjen shall be entitled to receive no further sums under this Employment Agreement or as a result of his employment with the Company except such as have accrued as of the date of such termination or as otherwise specifically provided in this Employment Agreement. In consideration of the receipt of such payment, Carstanjen specifically releases and discharges any and all claims and causes of action of any kind or nature whatsoever, whether known or unknown and whether specifically mentioned or not, which may exist or might be claimed to exist at or prior to the date of termination of employment, as well as any future injuries, losses or damages not now known or anticipated but which may later develop or become discovered (including the effects or consequences thereof), and which are attributable to the claims. This waiver includes any claims which might exist as of this date under the Age Discrimination in Employment Act (“ADEA”). However, Carstanjen is not waiving any such ADEA claims which might arise after the date of execution of this Employment Agreement. Carstanjen shall execute the Company’s standard release form, as modified to be otherwise consistent with the terms of this Employment Agreement, as a condition to receipt of the severance payment provided in this paragraph 5(A).

    “Just cause” shall mean [i] the willful and continued failure of Carstanjen to perform substantially his duties hereunder (other than any such failure resulting from incapacity due to disability), after written demand for substantial performance improvement is delivered by the Company that specifically identifies the manner in which the Company believes Carstanjen has not substantially performed his duties, or [ii] the willful engaging by Carstanjen in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company, or [iii] the willful violation by Carstanjen of the provisions of this Employment Agreement. For purposes of this paragraph, no act, or failure to act, on Carstanjen’s part, shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without reasonable belief that such action or omission was in the best interests of the Company. Should Carstanjen’s employment be terminated for just cause, the Company shall be obligated to pay Carstanjen’s then base salary only through the end of the month during which such termination occurs, plus such other sums as are payable under this Employment Agreement and which shall have accrued through the end of such month.

    B.           Termination by Carstanjen. Carstanjen may at any time resign from his position after giving the Company not less than thirty (30) days prior written notice of the effective date of his resignation. Any such resignation shall not be deemed to be a material breach by Carstanjen of this Employment Agreement and, except as contemplated by Paragraph, 5(C), Carstanjen shall not be entitled to receive the severance payment contemplated by Paragraph 5(A) above. It is further agreed that upon such resignation, except for obligations of either party to the other which have accrued through the date of Carstanjen’s resignation as otherwise specifically provided in this Employment Agreement, Carstanjen and the Company shall become and remain fully and finally released from all further and future obligations of performance under this Employment Agreement.

    C.           Constructive Termination. Carstanjen may, in his sole discretion, terminate his employment with the Company by virtue of the Company’s Constructive Termination of his employment. “Constructive Termination” shall mean: (i) the assignment to Carstanjen of any duties inconsistent in any material respect with those of the general counsel and chief development officer (including office, title and reporting requirements) or the authority, duties or responsibilities as contemplated by Paragraph 1 of this Employment Agreement, or (ii) reduction of base salary. Prior to Carstanjen exercising his right to terminate this Employment Agreement, he shall give written notice to the Company of his intention to terminate his employment on account of a Constructive Termination and such notice shall state in detail the act or acts or the failure or failures to act that constitute the grounds on which the Constructive Termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for the Constructive Termination. The Company shall have sixty (60) days upon receipt of the notice in which to cure such conduct.

    6.        Non-Disclosure. Carstanjen agrees that he shall not, at any time during or following his employment with the Company, disclose or use, except in the course of such employment, in the pursuit of the business of the Company, any confidential information or proprietary data of the Company.

    7.        Gross Up Payment. In the event the Company terminates Carstanjen without just cause or there is a Constructive Termination and, in either case, all Termination Benefits paid or provided to Carstanjen pursuant to the Employment Agreement and under all other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, as amended, the Company shall pay to Carstanjen, prior to the time of any excise tax imposed by section 4999 of the Internal Revenue Code (the “Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all federal, state and local income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to Carstanjen and the time of payment shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and Carstanjen and paid for by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not acted in any way on behalf of the Company. If the Company and Carstanjen cannot agree on the firm to serve as the Auditor, then Carstanjen and the Company shall each select one accounting firm and those firms shall jointly select the accounting firm to serve as the Auditor.

    8.        Notices. All notices, requests, demands and other communications provided for by this Employment Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	Churchill Downs Incorporated 700 Central Avenue Louisville, Kentucky 40208

To Carstanjen:	William C. Carstanjen 47 Prince's Pine Road West Norwalk, CT 06850

    9.        Amendment or Modification; Waiver. No provision of this Employment Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors and shall be agreed to in writing, signed by Carstanjen and by the CEO. Except as otherwise specifically provided in this Employment Agreement, no waiver by either party hereto of any breach by the other party thereto of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

    10.        Severability. In the event that any provision or portion of this Employment Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Employment Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

    11.        Applicable Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

    12.        Obligation to Mitigate; No Right of Offset. In the event of any termination of employment, Carstanjen shall be under no obligation to seek other employment and, except as specifically provided herein, there shall be no offset against amounts due to Carstanjen under this Employment Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or for claims the Company may have against him.

    13.        Expenses. In the event the Company does not comply with its obligations under this Employment Agreement or causes or attempts to cause litigation seeking to have this Employment Agreement declared unenforceable, then, in such event, the Company irrevocably authorizes Carstanjen to retain counsel of his choice at the sole expense of the Company to represent Carstanjen in connection with the initiation or defense of any litigation or other legal action in connection with the enforcement of the terms of this Employment Agreement. All expenses shall be fully paid by the Company if Carstanjen prevails in the final, binding, non-appealable outcome of the litigation or other legal action. The Company agrees to reimburse Carstanjen for his expenses under this Paragraph 13 on a monthly basis upon presentation by Carstanjen of a statement prepared by such counsel up to a maximum aggregate amount of $500,000. Carstanjen agrees to repay all reimbursed expenses under this Paragraph 13 in the event the Company prevails in the final, binding, non-appealable outcome of the litigation or other legal action.

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement the date and year first above written.

CHURCHILL DOWNS INCORPORATED

By:/s/ Thomas H. Meeker
Thomas H. Meeker, President and Chief Executive Officer

By:/s/ William Carstanjen
William C. Carstanjen